Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

June 21, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Sirs/Madames:

We are the former independent auditors for Sillenger Exploration Corp. (the “Registrant”).  We have read the disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Item 4.01 of the Registrant’s Form 8-K to be filed on or about June 22, 2010 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC